Ohr Pharmaceutical, Inc. S-4/A

Exhibit 10.26

NeuBase Therapeutics, Inc.

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by NeuBase Therapeutics, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.             Nondisclosure.

1.1           Recognition of the Company’s Rights; Nondisclosure. At all times during my employment with the Company or one or more of its affiliates, including any parent or any subsidiary of the Company (collectively, the “Company Group”) and thereafter, I will hold in strictest confidence and will not disclose, use, copy, reverse-engineer, distribute, misappropriate, lecture upon or publish any of the Company Group’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company Group, or unless an executive officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal or otherwise) that relates to my work at the Company Group and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in any and all such Proprietary Information and recognize that all Proprietary Information shall be the sole and exclusive property of the Company Group and its assigns.

1.2           Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company Group or related to the Company Group’s business or its actual or demonstrably anticipated research or development. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, technical data, research, products, services, ideas, inventions, mask works, compositions of matter, ideas, plans, applications, concepts, improvements, works of art, manuals, laboratory notebooks, policies, information, notes, analyses, compilations, drawings, materials, processes, studies, samples, processes, formulas, artwork, biological materials, compounds, compositions of matter, source and object codes, data and databases, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, whether or not patentable, copyrightable or otherwise legally protectable (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, services, marketing and selling, business plans, plans for research and development, budgets and unpublished financial statements, contracts, licenses, prices and costs, suppliers and customers; (c) information regarding the skills and compensation of other employees, contractors and any other service providers of the Company Group; and (d) the existence of any business discussions, negotiations or agreements between the Company Group and any third party.

1.3           Third Party Information. I understand, in addition, that the Company Group has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the Company Group’s personnel who need to know such information in connection with their work for the Company Group) or use, except in connection with my work for the Company Group, Third Party Information unless expressly authorized by an executive officer of the Company in writing.

1.4           No Improper Use of Information of Prior Employers and Others. I represent that my employment by the Company Group does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by the Company Group. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with any of my obligations under this Employee Proprietary Information and Inventions Assignment Agreement (this “Agreement”). During my employment by the Company Group, I will not improperly make use of, or disclose, any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company Group or use any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company Group.

1.5           Defend Trade Secrets Act.  Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I will not have criminal or civil liability to the Company under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

2.             Assignment Of Inventions.

2.1           Proprietary Rights. The term “Proprietary Rights” shall mean all trade secrets, patents, patent applications, copyrights, mask works, trademarks and other intellectual property rights, along with any registrations of or applications to register such rights and Moral Rights recognized by the laws of any jurisdiction or country. “Moral Rights” shall mean any rights to claim authorship of or credit on an Invention, to object to or prevent the modification or destruction of any Invention or Prior Invention licensed to the Company under Section 2.2, or to withdraw from circulation or control the publication or distribution of any Inventions or Prior Inventions licensed to the Company under Section 2.2, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

2.2           Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company Group are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Prior Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company Group or that I have an ownership interest in or which I have a license to use, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company Group, I incorporate a Prior Invention into a Company Group product, process, machine or other work, the Company is hereby granted and shall have a nonexclusive, royalty-free, fully paid-up, irrevocable, assumable, perpetual and worldwide license (with rights to sublicense through multiple tiers of sublicensees) to reproduce, make, have made, make derivative works of, copy, distribute, publicly perform, publicly display in any form or medium, whether now known or later developed, modify, use, sell, import, offer for sale and exercise any and all present or future rights in, such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Group Inventions without the Company’s prior written consent. Notwithstanding the foregoing, I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company Group, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

2.3           Assignment of Inventions. Subject to Sections 2.4, and 2.6, without further compensation, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable, copyrightable or otherwise legally protectable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company Group. I understand that this assignment is intended to, and does, extend to subject matters currently in existence, those in development, as well as those which have not yet been created. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Group Inventions.”

2.4           Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5           Obligation to Keep the Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company Group, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf or in which I am named as an inventor or co-inventor within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6           Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Group Invention to a third party, including without limitation the United States, as directed by the Company.

2.7           Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8           Enforcement of Proprietary Rights. I will assist the Company Group in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Group Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Group Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company Group, which records shall be available to and, to the extent related to Proprietary Information of the Company Group or Company Group Inventions, remain the sole property of the Company at all times.

4.             Additional Activities. I agree that during the period of my employment by the Company Group I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company Group. I agree further that for the period of my employment by the Company Group and for one (l) year after the date of termination of my employment, (a) I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company Group to terminate his, her or its relationship with the Company Group in order to become an employee, consultant or independent contractor to or for any other person or entity, or (b) directly or indirectly solicit or otherwise take away customers or suppliers of the Company Group if, in so doing, I access, use or disclose any trade secrets or Proprietary Information of the Company Group. I acknowledge and agree that the Company Group’s lists of customers and suppliers, including their buying and selling habits and special needs, whether created or obtained by, or disclosed to me during my employment, constitute Proprietary Information of the Company Group. I acknowledge that the restrictions under this Section 4 are necessary for the Company Group to protect its Confidential Information. I acknowledge and agree that compliance with this Agreement will not unduly burden or interfere with my ability to earn a living following termination of my relationship with the Company Group.

5.             No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company Group does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company Group. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.             Return of Company Documents. When I leave the employ of the Company Group, I will deliver to the Company any and all of the Company Group’s property, equipment, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Group Inventions, Third Party Information or Proprietary Information of the Company Group and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete or alter any information contained upon my Company Group computer or other Company Group equipment before I return the computer or such other equipment to the Company. In addition, if I have used any personal computer, server or e-mail system to receive, store, review, prepare or transmit any Company Group information, including but not limited to, Proprietary Information, I agree to provide the Company with a computer-useable copy of all such Proprietary Information and then permanently delete and expunge such Proprietary Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on the Company Group’s premises and owned by the Company Group, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company Group’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with the Company in attending an exit interview and will certify in writing that I have complied with the requirements of this section and in which I acknowledge my continuing obligations under this Agreement.

7.             Legal And Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company Group, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.             Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.             Notification Of New Employer or Firm. In the event that I leave the employ of the Company Group, I hereby consent to the notification of each of my future employers (and any other organization to which I provide services) of my rights and obligations under this Agreement by the Company providing a copy of this Agreement or otherwise.

10.           General Provisions.

10.1         Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Pennsylvania, as such laws are applied to agreements entered into and to be performed entirely within Pennsylvania between Pennsylvania residents, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Allegheny County, Pennsylvania for any lawsuit filed there against me by the Company arising from or related to this Agreement.

10.2         Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3         Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4         Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5         Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company Group to employ me for any stated period of time. I agree and understand that, unless otherwise provided in a separate agreement between any member of the Company Group and me, I am an “at will” employee of the Company Group and nothing in this Agreement shall interfere in any way with my right or the Company Group’s right to terminate my employment at any time, with or without cause and with or without advance notice.

10.6         Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7         Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

10.8         Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

10.9         Entire Agreement. The obligations pursuant to Sections 1, 2 and 3 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company Group as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement together with that certain offer letter by and between the Company and me, dated as of May 18, 2019 (as may be amended or restated from time to time),] is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the parties with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company Group, namely immediately after the merger with Ohr Pharmaceutical is consumated.

I have read this agreement carefully and understand its terms. I have completely filled out Exhibit B to this agreement.

Dated: 5/18/2019

/s/ Sam Backenroth
(Signature)

Name: Sam Backenroth

Accepted And Agreed To:

NeuBase Therapeutics, Inc.

By:	/s/ Dietrich Stephan

Name: Dietrich Stephan

Title: CEO

Address:	213 Smithfield Street
Pittsburgh, PA 15222

Dated: 5/18/2019

Exhibit A

LIMITED EXCLUSION NOTIFICATION

This Is To Notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.             Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2.             Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I Acknowledge Receipt of a copy of this notification.

By:

Name:

Date:

A-1

Exhibit B

TO:	NeuBase Therapeutics, Inc.

FROM:	Sam Backenroth

DATE:	5/18/2019

SUBJECT:	Prior Inventions

1.            Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by NeuBase Therapeutics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.            Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

A-1